Exhibit 10.28

Description of Denny's 2009 Corporate Incentive Program

On December 23, 2008, the Compensation and Incentives Committee of the Board of Directors of Denny's Corporation (the "Company" or “Denny’s”) approved and adopted the Denny's 2009 Corporate Incentive Program (the "2009 Incentive Program"), an incentive compensation arrangement for certain Denny's employees, including the executive officers of the Company. Under the 2009 Incentive Program, which is offered pursuant to the Denny's Corporation 2008 Omnibus Incentive Plan (the "Denny's 2008 Omnibus Plan"), a participant is eligible to earn a target bonus award ("Target Award") equal to a percentage of his or her base salary, depending on the group classification assigned to such participant. For Company executive officers, the Target Awards range from 75% to 100% of base salary.

Target Awards are earned by participants based on the achievement of certain pre-established annual performance goals for two (2) performance categories: (i) system-wide sales; and (ii) adjusted income before taxes. The amount of actual bonus earned may range from 25% to 50% of the Target Award, if certain threshold goals are met, to 100% of the Target Award, if all targeted goals are met, to 150% of the Target Award, if targeted goals are exceeded. Additionally, employees’ individual annual performance ratings impact the amounts of bonus that may be earned under the program resulting in a total possible bonus range from 0% to 187.5% of a participant’s Target Award. In addition to the performance goals described above, with respect to the Company’s executive officers, a pre-established threshold performance goal for 2009 Adjusted EBITDA must also be achieved before such officers would be eligible for an award pursuant to the terms of the 2009 CIP.